SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-A/A
(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Albany Molecular Research, Inc.
(Exact name of registrant as specified in charter)

Delaware	14-1742717
(State or other jurisdiction	(IRS employer
of incorporation)	identification no.)

21 Corporate Circle, Albany, New York	12212
(Address of principal executive offices)	(Zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Name of each exchange
Title of each class	on which each
to be so registered	class is to be registered
None	None

Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Stock Purchase Rights
(Title of Class)

Item 1.  Description of Registrant’s Securities to be Registered.

Albany Molecular Research, Inc. (the “Company”) hereby amends its Form 8-A dated September 19, 2002, relating to the Shareholder Rights Agreement dated as of September 18, 2002,  between the Company and Mellon Investor Services LLC, as Rights Agent (“Mellon”), (collectively, the “Rights Agreement”).

On June 1, 2011, the Board of Directors of the Company approved an amendment to Rights Agreement in order to exempt from the definition of “beneficial ownership” grants of equity securities by the Board of Directors, or the Compensation Committee thereof, to Thomas E. D’Ambra, the Chairman, CEO and President of the Company.  This amendment has been approved by the Board of Directors in order that Mr. D’Ambra may be granted compensatory equity awards and may exercise such equity awards without triggering the provisions of the Rights Agreement.

           The Amendment to Rights Agreement is attached hereto as Exhibit 4.2. The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Rights Agreement, the Amendment to the Rights Agreement and the exhibits thereto.

Item 2 - Exhibits.

3.1
Certificate of Designations, Preferences and Rights of a Series of Preferred Stock of Albany Molecular Research, Inc. classifying and designating the Series A Junior Participating Cumulative Preferred Stock (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission on September 20, 2002.)

4.1
Shareholder Rights Agreement, dated as of September 18, 2002, between Albany Molecular Research, Inc. and Mellon Investor Services LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission on September 20, 2002.)

4.2
Amendment with an effective date of June 1, 2011 to Shareholder Rights Agreement, dated as of September 18, 2002, between Albany Molecular Research, Inc. and Mellon Investor Services LLC, as Rights Agent.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

ALBANY MOLECULAR RESEARCH, INC.

Date: June 1, 2011	By:	/s/ Mark T. Frost
Name: Mark T. Frost
Title: Senior Vice President and Chief Financial Officer.

EXHIBIT INDEX

Exhibit No.	Description

3.1
Certificate of Designations, Preferences and Rights of a Series of Preferred Stock of Albany Molecular Research, Inc. classifying and designating the Series A Junior Participating Cumulative Preferred Stock (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission on September 20, 2002.)

4.1
Shareholder Rights Agreement, dated as of September 18, 2002, between Albany Molecular Research, Inc. and Mellon Investor Services LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission on September 20, 2002.)

4.2
Amendment with an effective date of June 1, 2011 to Shareholder Rights Agreement, dated as of September 18, 2002, between Albany Molecular Research, Inc. and Mellon Investor Services LLC, as Rights Agent.